Exhibit 10.1

SETTLEMENT AGREEMENT

           SETTLEMENT AGREEMENT (this "Agreement"), dated as of September 17, 2002, between AMERICAN BANKNOTE CORPORATION, a Delaware corporation having its principal place of business at 560 Sylvan Avenue, Englewood Cliffs, New Jersey 07632 ("ABN") and AMERICAN BANK NOTE HOLOGRAPHICS, INC., a Delaware corporation having its principal place of business at 399 Executive Boulevard, Elmsford, New York 10523 (the "Claimant").

W I T N E  S S E T H

           WHEREAS, in July 1998 shares of the Claimant were offered to the public in a public offering; and

           WHEREAS, at the time of the Claimant's public offering, ABN and the Claimant entered into that certain separation agreement dated as of July 20, 1998 (the "Separation Agreement"); and

           WHEREAS, on May 10, 1999, various actions against ABN and the Claimant were consolidated in two purported class action lawsuits in the United States District Court for the Southern District of New York (the "District Court"). The actions are captioned In re American Bank Note Holographics, Inc. Securities Litigation, No. 99 Civ. 0412(CM) (S.D.N.Y.) and In re American Banknote Corporation Securities Litigation, No. 99 Civ. 0661(CM) (S.D.N.Y.)(together, the "Securities Actions"). The actions name as defendants ABN, the Claimant, and certain of their directors and officers, as well as others, and allege violations of the federal securities laws in connection with the July, 1998 initial public offering of shares of the Claimant; and

           WHEREAS, ABN was a debtor and debtor-in-possession in the Chapter 11 reorganization case no. 99 B 11577 (PCB) (the "Chapter 11 Case") filed on December 8, 1999 under Chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1330, as amended (the "Bankruptcy Code"), in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"); and

           WHEREAS, on or about January 24, 2000, the Claimant filed a proof of claim against ABN in the Chapter 11 Case (the "Claim") in the amount of $47,844,299 based in part upon alleged obligations under the Separation Agreement and liabilities stemming from alleged inaccurate financial statements filed by the Claimant; and

           WHEREAS, ABN disputes the validity and amount of the Claim; and

           WHEREAS, ABN, the Claimant, the plaintiffs in the Securities Actions, and certain other defendants in the Securities Actions agreed to settle their claims (the "Class Action Settlement"); and

           WHEREAS, ABN and the Claimant wish to voluntarily settle and release each other from any and all claims relating to the Claim upon the terms and conditions set forth herein.

           NOW, THEREFORE, in consideration of the promises and of the releases, representations, covenants, and obligations contained herein, the parties hereto agree as follows:

           1.  SETTLEMENT ELEMENTS.

                a.  Stock Distribution. ABN shall deliver to the Claimant 25,000 shares of stock of reorganized ABN (the "Stock Distribution") issued in connection with ABN's Chapter 11 reorganization plan (the "Plan"), in accordance with section 2 hereof.

                b.  Tax Liabilities. ABN shall be responsible for, and shall pay, all asserted and unasserted income, franchise, or similar tax liabilities of the Claimant of any kind, and all asserted and unasserted income, franchise, or similar tax liabilities of any person for which the Claimant is or may be liable, whether federal, state, or local, as well as all associated costs and expenses (together, the "Tax Liabilities"), for the period January 1, 1990 through July 20, 1998, in accordance with section 2.b hereof. ABN's responsibilities for the Tax Liabilities of the Claimant shall include all asserted and unasserted tax liabilities of the Claimant and all asserted and unasserted tax liabilities of any person for which the Claimant is or may be liable, whether such asserted or unasserted tax liabilities arise with respect to a separate return of the Claimant or by reason of the Claimant's being or having been a member of a combined, consolidated, or similar return, whether the Claimant is jointly and severally liable or is separately liable for such asserted and unasserted tax liabilities. ABN shall indemnify the Claimant for any asserted or unasserted tax liabilities of the Claimant described in this subsection 1.b for which ABN is responsible and which are asserted against the Claimant, and for any asserted and unasserted tax liabilities of ABN for the aforementioned periods.

                c.  Tax Refund. All income, franchise, or similar tax refunds for the periods prior to July 20, 1998 shall belong to ABN (the "Tax Refunds"), and shall be remitted to ABN in accordance with section 2.c hereof.

           2.  DISTRIBUTION AND PAYMENT TERMS.

                a.  Scheduled Stock Distribution. The Stock Distribution shall be effected on the date scheduled for distributions (the "Distribution Date") under the Plan, which date shall occur as soon as practicable after the consummation of the Plan (the "Consummation Date").

                b.  Tax Liability Payments. ABN shall promptly indemnify and hold harmless the Claimant from any and all Tax Liabilities in accordance with section 1.b hereof at such time as the Claimant notifies ABN in writing that any such Tax Liabilities have been asserted against the Claimant. The Claimant shall cooperate with ABN to the extent that ABN seeks to dispute any such Tax Liabilities with the appropriate governmental agency.

                c.  Tax Refund Payments. On the Consummation Date, the Claimant shall deliver to ABN any and all Tax Refunds received by Claimant or any of the Claimant's affiliates on or prior to the Consummation Date. To the extent the Claimant receives any Tax Refunds after the Consummation Date, the Claimant shall deliver to ABN the Tax Refunds within five days of receipt of such tax Refunds.

           3.  NECESSARY APPROVALS. This Agreement shall be subject to (i) approval by the Bankruptcy Court of a Chapter 11 reorganization plan filed by ABN not inconsistent with this Agreement and (ii) an order of the District Court authorizing the Class Action Settlement having been entered and having become a final order, which settlement shall have been on terms acceptable to ABN and Claimant. In the event that the foregoing do not occur, this Agreement shall be of no force or effect, and nothing contained in this Agreement shall be deemed to be an admission or concession of, or be in any way binding upon, any party hereto, including in connection with any future litigation over the Claim and/or the Securities Actions.

           4.  RELEASES. The Claimant (i) shall not be entitled to any payment in the Chapter 11 Case other than as set forth herein and (ii) hereby waives any and all other claims and administrative expenses in the Chapter 11 Case or otherwise. Other than as set forth in the Class Action Settlement and in sections 2 and 3 hereof, effective upon the Distribution Date, (i) the Claimant shall be deemed to have withdrawn its Claim with prejudice and (ii) ABN, for itself and all of its present officers, directors, and affiliates (as defined in 11 U.S.C. § 101 (2)), on the one hand, and the Claimant, for itself and all of its present officers, directors, and affiliates, on the other, shall be deemed to have released each other from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages, or liabilities, known or unknown, that each had, now has, or may hereafter claim to have against the other by reason of any matter, cause, or thing whatsoever, whether or not previously asserted before any court, including but not limited to (a) all obligations that each may have to the other under the Separation Agreement, (b) all sums allegedly owing by each of ABN and the Claimant and their respective affiliates to the other, including the approximately $500,000 owed by the Claimant to ABN on account of medical benefits and warehousing expenses, and (c) the Claim.

           5.  REPRESENTATIONS AND ACKNOWLEDGMENTS. Each of ABN and the Claimant represents that it is duly authorized to execute and deliver this Agreement. It is expressly understood and acknowledged that there have not been any promises, agreements, warranties, representations, or inducements, whether oral or written, expressed or implied, made by any party hereto to the other, except to the extent expressly set forth herein.

           6.  NOTICE; DELIVERY OF PAYMENTS. For purposes of this Agreement, notices, demands, and all other communications provided for hereunder shall be made in writing shall be deemed to have been duly given, and any payments or distributions required to be made hereunder shall be deemed to have been made, when hand delivered or when mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

to the Claimant at:

American Bank Note Holographics, Inc.
399 Executive Boulevard
Elmsford, New York 10523
Att'n: Mr. Kenneth Traub, President

to ABN at:

American Banknote Corporation
560 Sylvan Avenue
Englewood Cliffs, New Jersey 07632
Att'n: Mr. Patrick J. Gentile, Executive Vice President & CFO

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon actual receipt thereof.

           7.  AMENDMENTS; WAIVER. No alterations, modifications, supplements, changes, amendments, waivers, or termination of this Agreement shall be valid unless in writing and executed by the parties hereto. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other such provisions.

           8.  ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties hereto, and supersedes all prior and contemporaneous discussions, negotiations, understandings, and agreements, whether oral or written, expressed or implied, between and among the parties hereto regarding the subject matter of this Agreement.

           9.  COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

          IN WITNESS WHEREOF, ABN and the Claimant have executed this Agreement as of the date and year set forth below

AMERICAN BANKNOTE CORPORATION

By       /s/ Patrick J. Gentile
            Its Executive Vice President and CFO

Dated: September 17, 2002

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

By:       /s/ Kenneth H. Traub
            Its President and CEO

Dated: September 17, 2002